SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): December 1, 1999


                      MECH Financial, Inc.
     (Exact name of registrant as specified in its charter)


                          Connecticut
          State or other jurisdiction of incorporation


               Commission file number: 000-23557

          I.R.S. Employee Identification No.: 06-1500984


                        100 Pearl Street
                       Hartford, CT 06103
            (Address of principal executive offices)

                         (860) 293-4000
      (Registrant's telephone number, including area code)


Item 5: Other Events

On December 1, 1999, MECH Financial, Inc. ("MECH") and Webster Financial Corporation ("Webster") entered into an Agreement and Plan of Merger (the "Agreement") which provides for, among other things, the acquisition of MECH by Webster through a stock-for-stock exchange. Contemporaneous with the completion of the acquisition, Mechanics Savings Bank, a wholly-owned subsidiary of MECH, will merge with and into Webster Bank, a wholly-owned subsidiary of Webster. The Agreement provides that shareholders of MECH will receive 1.52 shares of Webster common stock for each share of MECH common stock. The transaction is designed to be a tax-free exchange to the holders of MECH common stock and is to be accounted for as a pooling of interests. The Boards of Directors of MECH and Webster expect the transaction to close in the second quarter of 2000.

The Acquisition is subject to customary conditions, including but not limited to, the approval of federal bank regulatory authorities, the Connecticut Banking Commissioner and MECH shareholders, the issuance of a fairness opinion of MECH's financial advisor indicating that the transaction is fair to MECH shareholders, and the absence of a material adverse change in the business of Webster or MECH.

The transaction may be terminated by one or both of the companies' Boards of Directors if, among other things: (i) the average price of Webster stock during a trading period specified in the Agreement declines 20% or more on an absolute basis and 15% or more relative to a bank stock index created for this transaction;
(ii) MECH Shareholders do not approve the transaction; (iii) all regulatory approvals are not obtained; (iv) the closing does not occur by August 31, 2000; (v) a breach of a representation or warranty made in the Agreement occurs that has or is likely to have a material adverse effect on either company; or (vi) there has been a material breach of any covenant or agreement contained in the Agreement.

In connection with the Agreement, MECH has issued an option to Webster, which, upon the occurrence of certain events, may result in the issuance of 19.9% of the outstanding MECH common stock to Webster at a per share exercise price equal to $34.50. The Agreement also includes a provision for break-up fees to either party upon the occurrence of certain events should the transaction not close as presently anticipated.

MECH's Directors and Executive Officers have agreed in a separate agreement to vote all of their shares in favor of the Agreement. MECH Directors and Executive Officers hold 522,445 shares of MECH common stock, or approximately 10.5% of the currently outstanding shares of MECH common stock.

MECH is headquartered in Hartford, Connecticut and had assets of approximately $1.1 billion.


Item 7:  Exhibits

99.1 Press Release of Webster Financial Corporation dated December 2,
1999.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 7, 1999       MECH Financial, Inc.

                             By:      /s/
                                  Thomas M. Wood
                             Its  Executive Vice President and Treasurer